As filed with the Securities and Exchange Commission on November 22, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM S-8
Registration Statement
under
The Securities Act of 1933
_______________________________
DYCOM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
11780 U.S. Highway 1, Suite 600,
Florida	Palm Beach Gardens, Florida 33408	59-1277135
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. employer identification no.)

DYCOM INDUSTRIES, INC. 2017 NON-EMPLOYEE DIRECTORS EQUITY PLAN
(Full title of the plan)

Richard B. Vilsoet
Vice President, Secretary and General Counsel
Dycom Industries, Inc.
11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, Florida 33408
(561) 627-7171

(Name, Address and Telephone Number, including area code, of agent for service)
with a copy to:
John J. Cannon, III
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated Filer ☒	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.33 1/3 per share issuable under the Corporation’s 2017 Non-Employee Directors Equity Plan	140,000(1)	$85.52(2)	$11,972,800(2)	$1,490.61(2)

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers shares of Common Stock, par value $0.33 1/3, of the registrant (the “Common Stock”) available for issuance under the Dycom Industries, Inc. 2017 Non-Employee Directors Equity Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional of shares of Common Stock that may become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction specified in the Plan.

(2)
With respect to shares available for future issuance, the Proposed Maximum Offering Price Per Share, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $1,490.61, which is estimated solely for the purpose of calculating the registration fee.  Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($86.34 and $84.70, respectively) of the Common Stock as reported on the New York Stock Exchange on November 15, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents, which have been filed by Dycom Industries, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and made part of this Registration Statement, excluding any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed:
(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2017, filed with the Commission on September 1, 2017, and the portions of the Company’s proxy statement on Schedule 14A for the Company’s Annual Meeting of Shareholders filed with the Commission on October 12, 2017 that are incorporated therein;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 28, 2017, filed with the Commission on November 22, 2017;

(c)
The Company’s Current Reports on Form 8-K, filed with the Commission on September 5, 2017 and October 27, 2017, and the two Current Reports on Form 8-K filed with the Commission on November 22, 2017; and

(d)
The description of the Company’s Common Stock under the heading “Description of Dycom Capital Stock,” as set forth in the Company’s Registration Statement on Form S-3ASR dated and filed with the Commission on September 1, 2017, including any amendment or report filed for the purposes of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.          Description of Securities.
Not applicable.

Item 5.          Interests of Named Experts and Counsel.
Not applicable.
Item 6.          Indemnification of Directors and Officers.
The following summarizes certain arrangements by which controlling persons, directors and officers of the Company, a Florida corporation, are indemnified against liability which they may incur in such capacities.
Florida Business Corporation Act (“FBCA”). Section 607.0850(1) of the FBCA provides that a Florida corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonablecause to believe that his or her conduct was unlawful.
Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 607.0850 of the FBCA further provides that: (i) to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection 607.0850(1) or 607.0850(2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Section 607.0831 of the FBCA provides that a director of a Florida corporation, such as the Company, is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
By-laws. The Company’s by-laws provide that, except as prohibited under Florida law, it shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she was or is a director or officer of the corporation, or a director or officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof.
Insurance. The Company maintains insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as directors and officers.
Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and officers. These agreements establish processes and procedures for indemnification claims.
Item 7.          Exemption from Registration Claimed.
Not applicable.
Item 8.          Exhibits.
The following exhibits are filed as part of this Registration Statement:
Exhibit Number	Description of Document

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on June 11, 2002).
4.2
Amended and Restated By-laws of the Company, as amended on September 28, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on September 30, 2016).

5*	Opinion of Akerman LLP as to the legality of the securities registered hereby.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Akerman LLP (included in Exhibit 5).
24*	Power of Attorney (included on the signature pages hereto).
99.1
Dycom Industries, Inc. 2017 Non-Employee Directors Equity Plan (incorporated herein by reference to Appendix B of the Company’s Definitive Proxy Statement, filed with the Commission on October 12, 2017).

* Filed herewith.

Item 9.          Undertakings.
The undersigned registrant hereby undertakes:
(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on November 22, 2017.
DYCOM INDUSTRIES, INC.

By:	/s/ Steven E. Nielsen
Steven E. Nielsen
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Steven E. Nielsen, H. Andrew DeFerrari, and Richard B. Vilsoet such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of November, 2017.

Signature	Title

/s/ Steven E. Nielsen	President, Chief Executive Officer and Director
Steven E. Nielsen	(Principal Executive Officer)

/s/ H. Andrew DeFerrari	Senior Vice President and Chief Financial Officer
H. Andrew DeFerrari	(Principal Financial Officer)

/s/ Rebecca Brightly Roach	Vice President and Chief Accounting Officer
Rebecca Brightly Roach	(Principal Accounting Officer)

/s/ Stephen C. Coley	Director
Stephen C. Coley

/s/ Dwight B. Duke	Director
Dwight B. Duke

/s/ Eitan Gertel	Director
Eitan Gertel

/s/ Anders Gustafsson	Director
Anders Gustafsson

/s/ Patricia L. Higgins	Director
Patricia L. Higgins

/s/ Laurie J. Thomsen	Director
Laurie J. Thomsen